(EXHIBIT 23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Savings Incentive Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries, the Employee Retirement Account Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries, the Standard & Poor’s Savings Incentive Plan for Represented Employees, and the Standard & Poor’s Employee Retirement Account Plan for Represented Employees (collectively, “Plans”), of our reports (a) dated February 22, 2005, with respect to the consolidated financial statements of The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of The McGraw-Hill Companies, Inc. incorporated by reference in its Annual Report (Form 10-K), (b) dated February 25, 2005, with respect to the financial statement schedule of The McGraw-Hill Companies, Inc. included in its Annual Report (Form 10-K) and (c) dated June 24, 2005, with respect to the financial statements and schedules of the Plans included in the Plans’ Annual Reports (Form 11-K), all for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

New York, New York

July 5, 2005